UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of Earliest Event Reported):

June 16, 2008

Commission file number: 001-33084

SUSSER HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	01-0864257
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4433 Baldwin Boulevard

Corpus Christi, Texas 78408

(Address of principal executive offices, including zip codes)

Registrant’s telephone number, including area code: (361) 884-2463

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2008, Susser Holdings Corporation (the “Company”) issued a news release announcing the appointment of Steven DeSutter as Executive Vice President of the Company and President and Chief Executive Officer of Retail Operations. Prior to joining the Company, Mr. DeSutter, 54, served as Executive Vice President of TurnWorks, Inc., a business advisory and private equity firm, from September 2006 to June 2008 where in an advisory role he also served as Interim Executive Vice President Operations for QIP Holder, LLC (parent company of Quiznos, a multinational sandwich franchise) from July 2007 to January 2008. Prior to that, Mr. DeSutter was with Burger King Corporation where he served as Executive Vice President and President of Europe and Middle East operations from December 2005 to August 2006, EVP and President of Europe, Middle East and Asia Pacific from December 2004 to November 2005, and Senior Vice President Corporate Communications from August 2004 to November 2004. Prior to joining Burger King, Mr. DeSutter was Senior Vice President with TurnWorks, Inc. from July 2001 until July 2004. Mr. DeSutter began his career at British Petroleum, where he worked in a variety of different operations, marketing and finance roles during his 18 years at the company. The Company’s related news release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

In connection with his appointment, Mr. DeSutter and the Company entered into an employment letter, effective as of June 18, 2008 (the “Employment Letter”), providing for a base salary of $450,000 per year, an annual target bonus of 50% of base salary, a signing bonus of $100,000, the grant of an option to purchase 250,000 shares of the Company’s common stock (with an exercise price equal to the closing price of shares of the Company’s common stock on the grant date of June 18, 2008) and the grant of 10,000 shares of restricted common stock (the “Restricted Stock”). The option to purchase 250,000 shares of the Company’s common stock and the Restricted Stock vest in one-third increments on the third, fourth and fifth anniversaries of June 18, 2008. The term of the Employment Letter is 5 years.

In the event the Company terminates Mr. DeSutter “without cause,” or if Mr. DeSutter terminates his employment for “good reason” (including diminution in duties following a change in control or the failure to appoint Mr. DeSutter Chief Executive Officer of the Company in the event of any termination or resignation of Sam L. Susser), then (a) Mr. DeSutter and his family will receive 24 months of continued health insurance coverage, (b) the Restricted Stock to be granted to Mr. DeSutter will immediately vest and (c) if the aggregate fair market value of the Restricted Stock on the date of termination is less than Mr. DeSutter’s base salary, the Company will pay Mr. DeSutter a lump sum payment equal to the greater of (i) the difference between the aggregate fair market value on the date of termination of such Restricted Stock and Mr. DeSutter’s base salary and (ii) $300,000 if such termination occurs during the first 12 months of employment and $150,000 if such termination occurs after the first 12 months of Mr. DeSutter’s employment.

The Employment Letter also contains a non-competition agreement prohibiting Mr. DeSutter from working in (or maintaining anything other than a de minimis ownership interest in a company operating in) the convenience store or wholesale fuel distribution industry—in any county in which the Company operates at the date of termination of employment—as well as a non-solicitation agreement prohibiting Mr. DeSutter from hiring Company employees, in either case, for a period of two years from the date of termination of employment.

The description of the Employment Letter provided under this Item 5.02 is qualified in its entirety by the terms of the Employment Letter itself, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit Number	Exhibit Description
10.1	Employment Letter, dated as of June 16, 2008, between Steven C. DeSutter and Susser Holdings Corporation.

99.1	News Release, dated June 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSSER HOLDINGS CORPORATION

Date: June 16, 2008	By:	/s/ Mary E. Sullivan
	Name:	Mary E. Sullivan
	Title:	Executive Vice President and Chief Financial Officer